EXHIBIT 5.1

HAYNES AND BOONE, LLP
153 East 53rd Street
New York, New York 10022
(212) 659-7300

February 14, 2007

Handheld Entertainment, Inc.
539 Bryant Street, Suite 403
San Francisco, California 94107

Gentlemen:

We have acted as counsel to Handheld Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) which relates to 3,074,955  shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) (i) subject to issuance on the exercise of options granted, or to be granted, under the 2003 Stock Option/Stock Issuance Plan, as amended (the “Plan”), (ii) subject to issuance on the exercise of warrants previously granted by the Company (the “Warrants”) to certain of its employees and consultants for their services, and (iii) consisting of restricted stock (“Restricted Stock”) issued by the Company to certain of its employees and consultants as compensation for their services.

In connection therewith, we have examined (i) the Agreement of Merger and Plan of Reorganization, Certificate of Incorporation, as amended, and Bylaws of the Company; (ii) the Plan, the Warrant Agreements and the Restricted Stock Agreements; and (iii) such other documents, corporate records, certificates and other instruments as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for shares of Restricted Stock equaled or exceeded the par value per share of Common Stock and that the prices to be paid for shares of Common Stock upon exercise of options under the Plan or Warrants will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, and as to the content and form of the Agreement of Merger and Plan of Reorganization, Certificate of Incorporation (as amended), Bylaws, the Plan, the Warrant Agreements, the Restricted Stock Agreements, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 3,074,955 shares of Common Stock covered by the Registration Statement, (i) which may be issued from time to time pursuant to the purchase of shares of Common Stock in accordance with the terms of the Plan or the Warrants, or (ii) which have been issued as Restricted Stock, have been duly authorized for issuance by the Company, and, at the time when so issued in accordance with the respective terms and conditions of the Plan or the Warrants, as applicable, were or will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the effects of the General Corporation Law of the State of Delaware, which includes its statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes or regulations. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any factors or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion is furnished in connection with the issuance, offer and sale of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference made to our firm under the caption “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ HAYNES AND BOONE, LLP

Haynes and Boone, LLP